UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2016

NCI, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51579	20-3211574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11730 Plaza American Drive, Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Brian J. Clark

On October 31, 2016, NCI, Inc. (the “Company”) announced that Brian J. Clark, the Company’s President and Chief Executive Officer (“CEO”), has resigned from his employment with the Company and as a member of the Board of Directors of the Company (the “Board”), effective as of October 31, 2016 (such date, the “Effective Date”).

In connection with his resignation, the Company and Mr. Clark entered into a Separation and Transition Agreement (the “Separation Agreement”). The Separation Agreement provides for the payment of certain severance benefits to Mr. Clark including the following: (a) the Company will pay Mr. Clark a total fee of $250,000 for consulting services to be provided through April 30, 2017; (b) the Company will pay Mr. Clark a lump sum cash payment equal to twenty-four months of his annual base salary in the amount of $1,000,000; (c) a lump sum cash payment equal to his prorated annual bonus for 2016 at the target level of performance in the amount of $420,000; (d) the Company will continue to provide Mr. Clark with health and welfare coverage and executive long-term disability coverage at no additional cost to him for one year following the Effective Date, subject to the terms of the applicable plans; and (e) the Company will repurchase 390,000 stock options held by Mr. Clark that are vested and exercisable as of the Effective Date at a purchase price per option equal to the closing sale price of a share of NCI common stock on The Nasdaq Stock Market on October 28, 2016 less the applicable per share exercise price of the options. In addition, the Separation Agreement includes a release of claims in favor of the Company

Appointment of Paul A. Dillahay as President, Chief Executive Office and Board Member

The Board has appointed Paul A. Dillahay, age 50, as Mr. Clark’s successor and as a member of the Board effective as of the Effective Date. Mr. Dillahay will serve as the Company’s President and CEO until such time as his employment is terminated by either him or the Company, and he will serve as a member of the Board until the Company’s next annual meeting of stockholders at which time he will stand for election to the Board.

Prior to his appointment, Mr. Dillahay served as Executive Vice President of the Health and Litigation Solutions business group for CACI International Inc. Mr. Dillahay also previously served as the President and Chief Executive Officer of ASRC Federal from April 2013 to May 2014, having first joined ASRC Federal in 2011 as Chief Operating Officer. From June 2010 to June 2011 Mr. Dillahay served as President and Chief Operating Officer of US Investigation Services, LLC, and prior to that he spent seven years in senior leadership roles in operations and finance at Lockheed Martin. Finally, Mr. Dillahay worked at GE Capital from 1997 to 2003 in various senior finance positions.

As is the case with the Company’s other executive officers, Mr. Dillahay will not be employed pursuant to an employment agreement with the Company. Mr. Dillahay will initially receive the following: (a) an annual base salary of $500,000 for 2016 (prorated for his partial year of service); (b) he will be eligible for an annual cash bonus for the fourth quarter of 2016 equal to $125,000; (c) commencing in 2017, Mr. Dillahay will be eligible to receive an annual target bonus under the NCI, Inc. Amended and Restated 2005 Performance Incentive Plan (the “Plan”) equal to 125% of his annual base salary based on attainment of company and individual performance goals; (d) a one-time signing bonus in the amount of $325,000 (net of applicable taxes), which he will be required to repay in full (net of applicable taxes) to the Company if his employment is terminated by him or the Company for cause prior to the first anniversary of the Effective Date; and (e) an option award of 250,000 shares (the “Option”) and a grant of 100,000 shares of restricted stock (the “Restricted Share Award”). The options vest in five equal annual installments beginning on the first anniversary of the grant date. The restricted stock awards vest in accordance with the following schedule: 33 1/3% vest on January 31, 2017; 33 1/3% vest one year from the grant date and 33 1/3% vest two years from the grant date. The Option and the Restricted Share Award will be granted in accordance with the Company’s policy and will be subject to the terms and conditions of the Plan and the applicable award agreements thereunder. In addition Mr. Dillahay has entered into an Executive Change in Control and Severance Agreement (the “Change in Control Agreement”), which provides for certain payments to be made upon a termination of employment in connection with a “change in control” (as such term is defined in the Change in Control Agreement) of the Company. A description of the Company’s standard Change in Control Agreement appears in the Company’s definitive proxy statement for the 2016 annual meeting of stockholders filed with the Securities and Exchange Commission on April 25, 2016, and is incorporated by reference herein.

Mr. Dillahay possesses particular knowledge and experience in providing financial and operational leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Mr. Dillahay’s background brings important capabilities to the Board, particularly in finance, capital markets, corporate development and compensation, which further strengthens the Board’s collective qualifications, skills, and experience.

A copy of the press release announcing these events is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 99.1	Press Release, dated October 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI, Inc.

By:	/s/ Lucas J. Narel
Lucas J. Narel
Executive Vice President, Chief Financial Officer, and Treasurer

Date: November 4, 2016